Exhibit 10.4

JPMorgan Chase Bank, N.A. 270 Park Avenue New York, New York 10017	J.P. Morgan Securities Inc. 270 Park Avenue New York, New York 10017

June 26, 2007

Best Buy Co., Inc.
5-Year Senior Unsecured Revolving Credit Facility
Commitment Letter

Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, MN 55423
Attention:  Ryan D. Robinson

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMCB”; together with JPMorgan, the “Commitment Parties”) that Best Buy Co., Inc., a Minnesota corporation (the “Borrower”), wishes to replace its existing Credit Agreement dated as of December 22, 2004, among the Borrower, each of the lenders party thereto and U.S. Bank National Association, as administrative agent (the “Existing Facility”) and the $3,000,000,000 Bridge Facility (the “Bridge Facility”) described in the Commitment Letter dated the date hereof delivered to the Borrower by Goldman Sachs Credit Partners L.P. (the “Bridge Commitment Letter”) with a new senior unsecured revolving credit facility.  In that connection, you have requested that JPMorgan agree to structure, arrange and syndicate a 5-year senior unsecured revolving credit facility (the “Credit Facility”) in an aggregate amount of $2,000,000,000.

JPMorgan is pleased to advise you that it is willing to act as sole lead arranger and sole bookrunner for the Credit Facility.  Furthermore, JPMCB is pleased to advise you of its commitment to provide the entire amount of the Credit Facility upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).  We intend to syndicate the Credit

Facility to a group of financial institutions (together with JPMCB, the “Lenders”) identified by us in consultation with you.  JPMCB shall be relieved of its obligation to provide the entire amount of the Credit Facility to the extent that the offers of Lenders other than JPMCB to provide any portion of the Credit Facility are made and accepted on substantially the same terms as those set forth in this Commitment Letter.

It is agreed that JPMCB will act as the sole and exclusive administrative agent, and that JPMorgan will act as the sole lead arranger and sole bookrunner (in such capacities, the “Arranger”), for the Credit Facility.  You agree that, as a condition to the commitment, agreements and undertakings set forth herein, except as expressly contemplated by the Term Sheet and the Fee Letter referred to below, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Credit Facility, unless you and we shall agree, except that you will have the right in consultation with us to designate one or more banks to act as syndication agent and/or documentation agent for the Credit Facility.

The Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Arranger in completing a syndication satisfactory to it prior to the execution and delivery of the definitive documentation for the Credit Facility.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between senior management and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand, (c) your assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders.

The Arranger will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  In acting as the Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties.  To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to the Commitment Parties all information with respect to the Borrower and its subsidiaries and the transactions contemplated hereby , including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facility.

You hereby represent and covenant that, to the best knowledge of your financial officers, (a) all information other than the Projections (the “Information”) that has been or will be made available to any Commitment Party by you or any of your representatives is or will be, when taken as a whole, correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by your financial officers to be reasonable at the time the Projections were made (it being understood that actual results may vary from those set forth in the Projections and the variances may be material).  You agree to supplement the Information and Projections from time to time until the Closing Date so that the representations and covenants in the immediately preceding sentence remain correct.  You understand that in arranging and syndicating the Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

As consideration for JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof being delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitment and agreements hereunder are subject to (a) there not occurring or becoming known to it any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, since March 3, 2007, (b) such Commitment Party not becoming aware after the date hereof of any information or other matter affecting the Borrower and its subsidiaries or the transactions contemplated hereby that, in such Commitment Party’s judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Commitment Party prior to the date hereof, (c) such Commitment Party’s satisfaction that prior to and during the syndication of the Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof (other than the syndication, after August 31, 2007, of the Bridge Facility pursuant to the applicable provisions of the Bridge Commitment Letter), (d)  the negotiation, execution and delivery on or before August 31, 2007 of definitive documentation for the Credit Facility reasonably satisfactory to such Commitment Party and (e) the other conditions set forth or referred to in the Term Sheet.  The terms and conditions of each Commitment Party’s commitment hereunder and of the Credit Facility are not limited to those set forth herein and in the Term Sheet and the Existing Facility.  Those matters that are not covered by the provisions hereof and of the Term Sheet and the Existing Facility are subject to the approval and agreement of the Commitment Parties and the Borrower.

You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and its officers, directors, employees, advisors and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the bad faith, willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, syndication expenses, travel expenses, and fees, charges and disbursements of counsel) incurred in connection with the Credit Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  No indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems, or for any special, indirect, consequential or punitive damages in connection with the Credit Facility.

You acknowledge that the Arranger and its affiliates (the term “Arranger” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described hereby and otherwise.  The Arranger will not use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Arranger of services for other companies, and the Arranger will not furnish any such information to other companies.  You also acknowledge that the Arranger has no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means, including pdf, shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facility and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York.

JPMCB hereby notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), it and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your name and address, and other information that will allow JPMCB and the other Lenders to identify you in accordance with said Act.  This notice is given in accordance with the requirements of said Act and is effective for each of JPMCB and the other Lenders.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law; provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Commitment Party’s commitment hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m. (New York City time), June 27, 2007.  This offer will automatically expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christine Herrick
Name: Christine Herrick
Title: Vice President

J.P. MORGAN SECURITIES INC.

By:	/s/ William J. Carney
Name: William J. Carney
Title: Vice President

Accepted and agreed to
as of the date first
written above by:

BEST BUY CO., INC.

By:	/s/ Ryan D. Robinson
	Name:	Ryan D. Robinson
	Title:	Senior Vice President and Chief Financial Officer – New Growth Platforms